AMENDMENTS TO THE CLEARWATER PAPER CORPORATION 2017 STOCK INCENTIVE PLAN

The Clearwater Paper Corporation 2017 Stock Incentive Plan (the “Plan”), as adopted by the Board of Directors of Clearwater Paper Corporation (the “Corporation”) on February 28, 2017, is hereby amended as follows effective as of May 13, 2020, subject to approval of such amendments by the Corporation’s stockholders:
1. Section 5 of the Plan (“Stock Subject to Plan”) is hereby amended by revising subsections (a) and (c) thereof to read as follows:
(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall be determined as follows:
(i) For the period beginning on the Effective Date and ending on May 12, 2020, (the “Initial Share Reserve Period”), the aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 2,100,000 Shares, minus the number of Shares subject to awards granted under the Prior Plan on or after May 1, 2017 and prior to the Effective Date, and plus the number of Shares subject to outstanding awards under the Prior Plan as of the Effective Date which thereafter are forfeited, settled in cash, cancelled or expire. Upon the Effective Date, the Prior Plan will terminate, provided that all outstanding awards under the Prior Plan as of the Effective Date shall remain outstanding and shall be administered and settled in accordance with their terms and the provisions of the Prior Plan, as applicable. For Awards granted during the Initial Share Reserve Period, any Shares issued in connection with Options and SARs shall be counted against this limitation as one Share for every one Share so issued, and any Shares issued in connection with Awards other than Options and SARs shall be counted against this limitation as 2.5 Shares for every one Share so issued. Effective as of the last day of the Initial Share Reserve Period, any remaining Shares authorized for issuance under the Plan under this clause (i) but not subject to outstanding Awards as of such date shall be cancelled and shall no longer be available for issuance under the Plan.
(ii) On and after May 13, 2020 (the “New Share Reserve Period”), the aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 1,000,000 Shares, plus the number of Shares subject to outstanding awards under the Prior Plan as of such date which thereafter are forfeited, settled in cash, cancelled or expire. Any Shares issued in connection with any type of Award granted during the New Share Reserve Period shall be counted against this limitation as one Share for every one Share so issued.
The Share limitation of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Corporation, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.
(c) Additional Shares. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Shares, Restricted Stock Units or Performance Shares, is forfeited to or repurchased by the Corporation due to failure to vest, the unpurchased Shares (or for Awards other than Options or SARs the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Shares, Restricted Stock Units or Performance Shares are repurchased by the Corporation or are forfeited to the Corporation, such Shares will become available for future grant or sale under the Plan. Shares used to satisfy the tax withholding obligations related to an Award of Restricted Shares, Restricted Stock Units or Performance Shares will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing,
(i) The following Shares issued or delivered under this Plan shall not again be available for grant as described above: (A) Shares tendered in payment of the exercise price of an Option; (B) Shares withheld by the Corporation or any Subsidiary to satisfy a tax withholding obligation with respect to an Option or SAR; and (C) Shares that are repurchased by the Corporation with Option proceeds. Without limiting the foregoing, with respect to any SAR that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the SAR upon exercise.
(ii) During the New Share Reserve Period, any Shares that are subject outstanding Awards of Restricted Shares, Restricted Stock Units or Performance Shares that become available for future grant or sale under the Plan pursuant to the foregoing provisions of this Section 5(c) (i.e., because the Awards or underlying Shares expire or are forfeited, repurchased or used to satisfy the tax withholding obligations related to such Awards) will become available for future grant or sale under the Plan as one Share for every one Share so expired, forfeited, repurchased or withheld, regardless of whether such Awards were originally granted under the Prior Plan or during the Initial Share Reserve Period or the New Share Reserve Period.
2. Section 7 of the Plan (“Terms and Conditions of Options”) is hereby amended by revising subsection (h) thereof to read as follows:
(h) No Rights as a Stockholder. An Optionee, or a permitted transferee of an Optionee, shall have no rights as a stockholder of the Corporation with respect to any Shares covered by the Option until the date of the issuance of the Shares underlying the Option upon a valid exercise thereof. Without limiting the foregoing, no Optionee, or a permitted transferee of an Optionee, shall receive payment of any dividends or dividend equivalents on the Shares underlying their Options while such Options are unvested.
3. Section 9 of the Plan (“Stock Appreciation Rights”) is hereby amended by adding the following new subsection (i) to the end thereof:
(i) No Rights as a Stockholder. An Optionee, or a permitted transferee of an Optionee, shall have no rights as a stockholder of the Corporation with respect to any Shares covered by the SAR until the date of the issuance of the Shares underlying the SAR upon a valid exercise thereof. Without limiting the foregoing, no Optionee, or a permitted transferee of an Optionee, shall receive payment of any dividends or dividend equivalents on the Shares underlying their SARs while such SARs are unvested.
To record adoption of this Amendment by the Board of Directors, Clearwater Paper Corporation has caused its authorized officer to execute the same.

Date: May 13, 2020  CLEARWATER PAPER CORPORATION
             By: /s/ Kari G. Moyes
      Name: Kari G. Moyes
      Title: Senior Vice President, Human Resources